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                     June 21, 2021

       Safra Catz
       Chief Executive Officer
       Oracle Corp
       2300 Oracle Way
       Austin, TX 78741

                                                        Re: Oracle Corp
                                                            Form 10-K for the
Year Ended May 31, 2020
                                                            Form 10-Q for the
Period Ended February 28, 2021
                                                            File No. 001-35992

       Dear Ms. Catz:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology